Exhibit 4.1.6

SUBURBAN WATER SYSTEMS

TO

U.S. BANK NATIONAL ASSOCIATION,
TRUSTEE

FIFTH AMENDMENT AND SUPPLEMENT TO

INDENTURE OF MORTGAGE AND DEED OF TRUST
DATED OCTOBER 1, 1986

[This instrument is an amendment to an Indenture which is a mortgage of both real and personal property, including chattels, and also constitutes, among other things, a security agreement creating a security interest in personal property.  Such Indenture contains after-acquired property provisions.]

THIS FIFTH AMENDMENT AND SUPPLEMENT TO INDENTURE OF MORTGAGE AND DEED OF TRUST DATED OCTOBER 1, 1986 (the “Fifth Amendment”), is made and entered into as of October 20, 2006, by and between SUBURBAN WATER SYSTEMS, a California corporation formerly known as Southwest Suburban Water (herein, the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (herein, the “Trustee”), with respect to the following:

A.            The Company executed and delivered that certain Indenture of Mortgage and Deed of Trust dated October 1, 1986 ( the “Original Indenture”) to Security Pacific National Bank, a national banking association, predecessor to Bank of America NT & SA, predecessor trustee to U.S. Bank Trust National Association (originally named First Trust of California, National Association), predecessor to the Trustee.  The Original Indenture was recorded on November 17, 1986, as Instrument No. 86-1574184 in the Official Records of the County of Los Angeles, State of California, and was recorded on November 17, 1986, as Instrument No. 86-563570 in the Official Records of the County of Orange, State of California.

B.            The Original Indenture was amended pursuant to that certain First Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the “First Amendment”), dated as of February 7, 1990, and recorded on April 12, 1990, as Instrument No. 90-694089 in the Official Records of the County of Los Angeles, State of California, and was recorded on May 8, 1990, as Instrument No. 90-241742 in the Official Records of the County of Orange, State of California, and further amended pursuant to that certain Second Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the “Second Amendment”), dated as of January 24, 1992, and recorded on February 14, 1992, as Instrument No. 92-260829 in the Official Records of the County of Los Angeles, State of California, and was recorded on February 14, 1992, as Instrument No. 92-091620 in the official records of the County of Orange, State of California, and further amended pursuant to that certain Third Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the “Third Amendment”), dated as of October 9, 1996, and recorded on October 18, 1996, as Instrument No. 96-1696870 in the Official Records of the County of Los Angeles, State of California, and was recorded on October 18, 1996, as Instrument No. 199650531190 in the official records of the County of Orange, State of California, and further amended pursuant to that certain Fourth Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the “Fourth Amendment”), dated as of October 19, 2004, and recorded on October 19, 2004, as Instrument No. 04-2682597 in the Official Records of the County of Los Angeles, State of California, and recorded on October 19, 2004, as Instrument No. 2004000939642 in the Official Records of the County of Orange, State of California.  The Original Indenture, as amended and supplemented by the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment, is hereinafter referred to as the “Existing Indenture,” and the Existing Indenture, as amended and supplemented by this Fifth Amendment, is hereinafter referred to as the “Indenture.”

C.            The Company has requested that the Trustee enter into this Fifth Amendment setting forth the terms and conditions of the issuance of certain Bonds in the aggregate principal amount of $10,000,000, which Bonds shall be issued as “Series E” under and pursuant to the Indenture.  Proceeds from the Series “E” Bonds will be used to repay the maturing Series “C” Bonds in the entire $8 million amount outstanding on October 20, 2006, the date of the Series “E” Bond closing.  The remaining $2 million proceeds will be used for general corporate purposes.

D.            The Company has duly authorized the creation, execution and delivery of the Series E Bonds, and all things have been done which are necessary to make the Series E Bonds, when executed by the Company and authenticated and delivered by the Trustee under the Indenture and duly issued by the Company, the valid and binding obligations of the Company, and to constitute the Indenture a valid mortgage and deed of trust and a security agreement and contract for the security of the Bonds (including, without limitation, the Series E Bonds), in accordance with the terms of the Bonds and the Indenture.  In addition, all other instruments and actions required pursuant to law and pursuant to the requirements of the Existing Indenture for the Trustee to execute and deliver this Fifth Amendment have been duly delivered or taken.

E.             The Company redeemed 100% of the issued and outstanding Series A Bonds.

F.             The Company will pay all principal and accrued interest payable on 100% of the issued and outstanding Series C Bonds concurrently with and out of the proceeds of sale of the Series E Bonds pursuant to this Fifth Amendment.

AMENDMENT

IN CONSIDERATION of the foregoing recitals and pursuant to the authority granted under Section 13.01 of the Indenture [Supplemental Indentures Without Consent of Bondholders], the Company and the Trustee agree that the Existing Indenture shall be amended in the following respects.

1.             DEFINITIONS.

All terms used in this Fifth Amendment with initial capital letters and not defined herein shall have the meanings given in the Existing Indenture.

2.             ORIGINAL ISSUANCE OF SERIES E BONDS.

There is hereby added to the Existing Indenture a new Article, to be entitled Article XIX, and which shall read in its entirety as follows:

“ARTICLE XIX
TERM AND ISSUE OF SERIES E BONDS

Section 19.01.  Specific Title, Terms and Forms.  There shall be a fifth series of Bonds entitled “First Mortgage Bonds, Series E 6.295%, Due October 20, 2026” (herein called the “Series E Bonds”).  The forms thereof shall be substantially as set forth in Article II with such insertions, omissions, substitutions and variations as may be determined by the officers executing the same as evidenced by their execution thereof to reflect the applicable terms of the Series E Bonds established by this Article.  The precise form of Series E Bonds shall be as set forth in an exhibit to the Bond Purchase Agreement (the “Purchase Agreement”) dated as of October 20, 2006, between the Company and the Purchaser named therein pursuant to which the Series E Bonds are sold, and the Trustee is authorized to refer to such Purchase Agreement when any Series E Bonds are presented to the Trustee for authentication.

The Maturity of the Series E Bonds shall be October 20, 2026, and the aggregate principal amount thereof which may be authenticated and delivered and Outstanding is limited to $10,000,000.

The Series E Bonds may be issued only as registered Bonds in denominations of $1,000 and any multiple thereof.  The Series E Bonds shall bear interest from the later of the initial issuance of the Series E Bonds or the most recent Interest Payment Date to which interest has been paid or duly provided for.  The Series E Bonds shall bear interest payable semi-annually on April 1 and October 1 of each year (the Interest Payment Dates of the Series E Bonds), at the rate of 6.295% per annum, until the principal thereof shall be paid or duly provided for; provided that interest on any overdue principal, overdue Redemption Price, and (to the extent permitted by applicable law) overdue interest, shall accrue at a rate equal to the lesser of (a) the highest rate allowed by applicable law or (b) 7.295% per annum.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Notwithstanding the provisions of Section 5.05 [Deposit of Redemption Price] or other provisions in the Indenture to the contrary, the principal or the Redemption Price of, and any applicable accrued and unpaid interest on, the Series E Bonds shall be payable by depositing such amounts, before 12:00 noon, New York time, on the Redemption Date or Maturity date, as the case may be, by federal funds bank wire transfer, in the account of each Bondholder of the Series E Bonds in any bank in the United States as may be designated in a written notice to the Company by such Bondholder, or in such other manner as may be directed, or to such other address in the United States as may be designated, in writing by such Bondholder.  The address on Annex 1 to the Purchase Agreement with respect to the initial purchaser of the Series E Bonds shall be deemed to constitute notice, direction or designation (as appropriate) to the Company with respect to direct payments to such purchaser as aforesaid.  With regard to any Series E Bond, the bank designated pursuant to this paragraph with respect to such Series E Bond shall be the Place of Payment in respect of such Series E Bond.

The Regular Record Date referred to in Section 2.10 [Payment of Interest on Bonds, Interest Rights Preserved] for the payment of the interest payable on the Series E Bonds, and punctually paid or duly provided for, on any Interest Payment Date shall be the 20th day (whether or not a Business Day) of the calendar month next preceding such Interest Payment Date.

If any payment due on, or with respect to, any Series E Bonds shall fall due on a day other than a Business Day, then such payment shall be made on the First Business Day following the day on which such payment shall have so fallen due; provided that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall not be deemed to have been originally due on such first following Business Day, and such interest shall accrue and be payable only to the Interest Payment Date.

Section 19.02.  Exchangeability.  Subject to Section 2.08 [Registration, Transfer and Exchange], all Series E Bonds shall be fully interchangeable, and, upon surrender at the office or agency of the Company which the Company maintains pursuant to Section 6.02 [Maintenance of Office or Agency], shall be exchangeable for other Series E Bonds of a different authorized denomination or denominations, as requested by the Holder surrendering the same.  The Company will execute, and the Trustee shall authenticate and deliver, Series E Bonds whenever the same are required for any such exchange.

Section 19.03.  Redemption.

A.            The Series E Bonds are subject to redemption, in whole or in part, before their Maturity in the following events and in the manner provided in Article V [Redemption of Bonds] (unless a different manner is set forth in this Section 19.03, in which case the provisions of this Section shall control):

(1)           at any time after issuance, at the option of the Company evidenced by a Board Resolution, in an amount not less than 5% of the aggregate principal amount of the Series E Bonds Outstanding in the case of a partial redemption, at a Redemption Price equal to 100% of the principal amount of the Series E Bonds to be redeemed, together with the Make Whole Surcharge at such time (as shall be calculated by Purchaser which calculations shall be set forth in an Officers’ Certificate delivered to each Holder of Series E Bonds and to the Trustee two (2) Business Days prior to the Redemption Date) and interest accrued and unpaid to the Redemption Date, on a Redemption Date specified by the

Company in compliance with Section 5.02 [Election to Redeem; Notice to Trustee], except that notice of the Redemption Date and other matters specified in Section 5.02 [Election to Redeem; Notice to Trustee] shall be given not less than 30 nor more than 60 days prior to the Redemption Date specified by the Company.  The Company shall obtain from Purchaser a calculation of the estimated Make Whole Surcharge and interest due three (3) business days prior to the Redemption Date.  A final determination of the Make Whole Surcharge will be recalculated in agreement with Purchaser on the Redemption Date; and

(2)           from moneys received by the Trustee as a result of a major casualty or condemnation as provided in Articles VII [Possession and Release of Property] and VIII [Application of Trust Moneys], at a Redemption Price equal to 100% of the principal amount of Bonds to be redeemed, together with the Make Whole Surcharge at such time (provided that in the case of any redemption resulting from a major casualty event, such Make Whole Surcharge shall be calculated without the additional amount required by paragraph B of the definition of such term) and together with interest accrued and unpaid to the Redemption Date, and on a Redemption Date that is the first date for which notice of redemption can be given by the Trustee as provided in Article V [Redemption of Bonds].  For purposes of this Section 19.03, a “major” casualty or condemnation is one in which either or both of (i) the compensation for, or proceeds of sale of, any part of the Trust Estate Taken by Eminent Domain, or (ii) the proceeds of insurance upon any part of the Trust Estate, is equal to or greater than $10,000,000.

B.            Notwithstanding the last sentence of the first paragraph of Section 5.04 [Notice of Redemption] and the first sentence of the second paragraph of Section 1.04 [Notices to Bondholders, Waiver], the giving of notice of redemption to each Holder of a Series E Bond, as provided in Section 5.04, shall be a condition precedent to the Company’s right to redeem Series E Bonds in accordance with the foregoing clauses A(1) and A(2) of this Section 19.03.  Any notice of redemption to any Holder of Series E Bonds for a redemption pursuant to clause A(1) of this Section 19.03 shall be accompanied by an Officers’ Certificate as to the estimated Make Whole Surcharge due in connection with such redemption (calculated as if the date of such notice were the date of such redemption) setting forth the details of such computation.

C.            Notwithstanding the provisions of Section 5.03 [Selection by Trustee of Bonds to Be Redeemed], if there is more than one Holder of the Series E Bonds, the aggregate principal amount of each required or optional partial redemption of the Series E Bonds shall be allocated in units of $1,000 or multiples thereof among the Holders of the Series E Bonds at the time Outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of the Series E Bonds then Outstanding held by each such Holder of Series E Bonds, with adjustments, to the extent practicable, to equalize for any prior redemptions not in such proportion.

D.            Notwithstanding the second sentence of Section 5.06 [Bonds Payable on Redemption Date] or the provisions of Section 5.07 [Bonds Redeemed in Part], no Holder of any Series E Bond shall be required to surrender such Bond to any Person, or to file, or cause to be filed, with the Trustee any agreement or certificate required by Section 5.07, prior to receiving any payment thereon or in respect thereof; provided, however, that upon payment of the principal or Redemption Price in full, and accrued and unpaid interest on and all other amounts in respect of such Series E Bond, the Holder thereof shall promptly thereafter surrender such Series E Bond to the Company.  Any such Series E Bond so surrendered shall be cancelled and shall not be reissued, and no new Series E Bond shall be issued in lieu of such surrendered Series E Bond.

E.             The Series E Bonds may be redeemed from Trust Moneys, as provided in Section 8.04 [Retirement of Bonds], including from moneys received by the Trustee as a result of casualty or condemnation, as provided in Articles VII [Possession and Release of Property] and VIII [Application of

Trust Moneys], but only at the time, in the manner and at the Redemption Price specified in clauses (A)(1) and (A)(2) of this Section 19.03.  If the Series E Bonds shall be redeemed under Section  19.03.A(2), then said Series E Bonds shall be redeemed pro rata with the Series B Bonds, the Series D Bonds, and any other Bonds having the benefit of a redemption provision substantially identical to that contained in 19.03.A(2), in proportion, as nearly as practicable, to the respective unpaid principal amounts of all such Bonds Outstanding on the Redemption Date.

Section 19.04.  Payment of Optional Redemption Price.  If the giving of notice of optional redemption shall have been completed as required in Article V [Redemption of Bonds], the Series E Bonds or portions of such Series E Bonds specified in such notice shall become due and payable on the Redemption Date at the applicable Redemption Price set forth in Section 19.03.  On and after the Redemption Date (unless the Company shall default in the payment of such Bonds on the Redemption Date) interest on the Series E Bonds or the portions of the Series E Bonds so called for redemption shall cease to accrue.

If any Holder of any Series E Bond which is redeemed in part only shall present such Bonds to the Company, the Company shall execute and the Trustee shall authenticate and deliver to such Holder, at the expense of the Company, a new Series E Bond or Bonds in aggregate principal amount equal to the unredeemed portion of the Series E Bond so presented.

Section 19.05.  Authentication and Delivery.  Upon the execution and delivery of this Fifth Amendment, the Company shall execute and deliver to the Trustee, and the Trustee shall authenticate, the Series E Bonds and deliver them to the purchasers thereof as instructed by the Company.

Prior to the delivery by the Trustee of the Series E Bonds there shall be filed with the Trustee original executed counterparts of this Fifth Amendment, the Purchase Agreement, the Title Policies or commitments for issuance thereof and evidence of recording of this Fifth Amendment in the land records of Los Angeles and Orange Counties, California.

3.             CERTAIN AMENDMENTS TO DEFINITIONS.

(a)           Make Whole Surcharge Definitions.  Section 1.01 [Definitions] of the Existing Indenture is hereby amended by adding the following definition of Make Whole Surcharge for the Series E Bonds and the following related definitions:

“Make Whole Surcharge” means, with respect to any Series E Bond, an amount determined as follows:

To determine the surcharge designed to compensate CoBank for any actual or imputed funding losses incurred by CoBank as a result of the repayment, CoBank will:

(A)          Determine the difference between:  (1) the rate estimated by CoBank on the date the rate was fixed to be its cost to fund the loan on that day in the manner set forth in its then current methodology; minus (2) the rate estimated by CoBank on the date the surcharge is calculated to be its cost, less dealer concessions and other issuance costs, to fund a new fixed rate loan in accordance with its then current methodology having the same fixed rate period and repayment characteristics as the balance being repaid.  If such difference is negative, then for purposes of the remaining calculations, such difference shall be deemed to be zero.

(B)           Add ½ of 1% to such difference (such that the minimum result shall at all times be ½ of 1%).

(C)           Divide the result determined in (B) above by the number of times interest is payable during the year.

(D)          For each interest period (or portion thereof) during which interest was scheduled to accrue at the fixed rate, multiply the amount determined in (C) above by the principal balance scheduled to have been outstanding during such period (such that there is a calculation for each interest period during which the amount repaid was scheduled to have been outstanding at the fixed rate).

(E)           Determine the present value of each calculation made under (D) above based upon the scheduled time that interest on the amount repaid would have been payable and a discount rate equal to the rate set forth in (A)(2) above.

(F)           Add all of the calculations made under (E) above.  The result shall be the Make Whole Surcharge.

Nothing contained herein shall prevent CoBank from funding its loans in any manner as CoBank may, in its sole discretion, elect, and the surcharges provided for herein shall not be increased or decreased based on the actual methods chosen by CoBank to fund or hedge the loan being repaid.”

(b)           Definition of Place of Payment.  The definition of “Place of Payment” in Section 1.01 [Definitions] of the Existing Indenture is hereby amended to read, in its entirety, as follows:

“Place of Payment” means, (a) when used with respect to the Series B Bonds (except as provided in clause (d) below), the place for payment of the principal, Make Whole Amount, if any, and interest upon the Series B Bonds designated in Section 16.01; (b) when used with respect to the Series D Bonds (except as provided in clause (d) below), the place for payment of the principal, Make Whole Amount, if any, and interest upon the Series D Bonds designated in Section 18.01; (c) when used with respect to the Series E Bonds (except as provided in clause (d) below), the place for payment of the principal, Make Whole Surcharge, if any, and interest upon the Series E Bonds designated in Section 19.01; and (d) with respect to any exchange of Series B Bonds pursuant to Section 16.02 [Exchangeability]; with respect to any exchange of Series D Bonds pursuant to Section 18.02 [Exchangeability]; with respect to any exchange of Series E Bonds pursuant to Section 19.02 [Exchangeability]; and with respect to Bonds of any other series, means a city or any political subdivision thereof in which the Company is by this Indenture required to maintain an office or agency pursuant to Section 6.02 [Maintenance of Office or Agency].”

4.             REPLACEMENT OF MUTILATED, DESTROYED, LOST AND STOLEN BONDS.

The proviso in lines 5 through 7 of the first paragraph of Section 2.09 [Mutilated, Destroyed, Lost and Stolen Bonds] of the Existing Indenture is hereby amended to add thereto the words “or Series E Bond” immediately after the words “Series D Bond.”

5.             COVENANTS.

In consideration of and in connection with the issuance of the Series E Bonds, the Company makes the following additional covenants in favor of the Series E Bondholders (but not the Series A Bondholders, the Series B Bondholders, the Series C Bondholders, the Series D Bondholders, or the Bondholders of any subsequent series of Bonds, if any).

(a)           Redemption of Series E Bonds.  If Bonds having the benefit of a redemption provision substantially identical to that contained in Section 3.03A(3) shall be redeemed under Section 3.03A(3), then Series E Bonds shall be redeemed pro rata with the Bonds having the benefit of a redemption provision substantially identical to that contained in Section 3.03A(3) in proportion, as nearly as practicable, to the respective unpaid principal amount of all such Bonds outstanding on the Redemption Date.

(b)           Financial Reports to Series E Bondholders.  Article VI [Covenants] of the Existing Indenture is hereby amended by adding thereto a new Section, to be entitled Section 6.18 and to read in its entirety as follows:

“Section 6.18.  Financial Reports to Series E Bondholders.  For so long as any of the Series E Bonds are Outstanding, the Company shall furnish to each of the Series E Bondholders at their addresses for notices pursuant to Section 1.04 [Notices to Bondholders; Waiver] all financial statements and information, notices, reports and other information required pursuant to, and otherwise comply with each of, the provisions of Section 4.1 (together with any successor provision, and as such provision or successor provision may be amended from time to time), of the Purchase Agreement pursuant to which the Series E Bonds were originally sold, which provisions are incorporated by reference herein, mutatis mutandis, with the same effect as if set forth therein.”

(c)           Dividend Covenant.  Section 6.14 [Payment of Dividends] of the Existing Indenture is hereby amended by adding the following to the end of the first paragraph thereof:

“In addition to the foregoing, for so long as any of the Series E Bonds are Outstanding the Company will not declare or make or incur any liability to make any Distribution in respect of the common stock of the Company if, immediately after giving effect to the proposed Distribution, the aggregate amount of Distributions in respect of its common stock made during the period subsequent to December 31, 2003 would exceed:  the sum of (a) $24,077,000.00, plus (b) 95% of the aggregate Net Income (or 100% of Net Income if Net Income shall be a deficit) accrued subsequent to December 31, 2003.”

(d)           No Change in Business.  Article VI [Covenants] of the Existing Indenture is hereby amended by adding thereto a new Section 6.19, reading in its entirety as follows:

“Section 6.19.  No Change in Business.

The Company shall not cease to conduct its principal business as a regulated water/wastewater public utility under the laws of one or more states of the United States of America.  In the event that the Company shall engage in a consolidation, merger, conveyance, transfer or lease transaction pursuant to the provisions of Section 12.01 and 12.02 of the Indenture, the Company agrees that any surviving or successor entity will be a regulated water/wastewater public utility under the laws of one or more states of the United States of America.”

6.             POWERS EXERCISABLE NOTWITHSTANDING DEFAULT.

(a)           Section 7.04.  Section 7.04 [Powers Exercisable Notwithstanding Default] of the Existing Indenture, as previously amended and restated by the Fourth Amendment, is hereby amended to read, in its entirety, as follows:

“While in possession of all or substantially all of the Trust Estate (other than any cash and securities constituting part of the Trust Estate and deposited with the Trustee), the Company may exercise the powers conferred upon it in the Sections of this Article even though it is prohibited from doing so while a Default exists as provided therein, if (i) the Holders of not less than 66-2/3% in principal amount of each of the following series of Bonds then Outstanding, the Series B Bonds, the Series D Bonds, and the Series E Bonds, and (ii) the Holders of not less than 66-2/3% in principal amount of all other Bonds then Outstanding (as a group), in each case by Act of such Bondholders, shall consent to such action, in which event none of the instruments required to be furnished to the Trustee under any of such Sections as a condition to the exercise of such powers need state that no Default exists as provided therein.”

(b)           Section 8.07.  Section 8.07 [Powers Exercisable Notwithstanding Default] of the Existing Indenture, is hereby amended to read, in its entirety, as follows:

“While in possession of all or substantially all of the Trust Estate (other than any cash and securities constituting part of the Trust Estate and deposited with the Trustee), the Company may do any of the things enumerated in Sections 8.02 [Withdrawal on Basis of Bondable Capacity] to 8.06 [Amounts under $100,000], inclusive, which it is prohibited from doing while a Default exists as provided therein, if (i) the Holders of not less than 66-2/3% in principal amount of each of the following series of Bonds then Outstanding: the Series B Bonds, the Series D Bonds, and the Series E Bonds, and (ii) the Holders of not less than 66-2/3% in principal amount of all other Bonds then Outstanding (as a group), in each case by Act of such Bondholders, shall consent to such action, in which event any Certificate filed under any of said

Sections shall omit any statement to the effect that no Default exists as provided thereunder.”

7.             EVENTS OF DEFAULT.

Section 9.01 [Events of Default] of the Existing Indenture is hereby amended by adding thereto a new subsection 9.01.F, to read in its entirety as follows:

“F.           “Event of Default” with respect to the Series E Bonds only means any one of the events specified in clause A of this Section 9.01 or any one of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)           Principal or Premium Payments – the Company fails to make any payment of principal or Make Whole Surcharge on any Series E Bond when such payment is due,

(2)           Interest Payments – the Company fails to make any payment of interest on any Series E Bond within 5 days after the date such payment is due,

(3)           Particular Covenant Defaults – the Company fails to perform or observe any covenant contained in Section 6.06, Section 6.09, Section 6.14, the last sentence of Section 6.12, or Article XII,

(4)           Other Defaults – the Company fails to comply with any other provision of this Indenture or the Purchase Agreement pursuant to which the Series E Bonds were sold, and such failure continues for more than 30 days after such failure shall first become known to any officer of the Company;

(5)           Warranties or Representations – any warranty or representation by the Company or by Southwest Water Company, a Delaware corporation, contained in this Indenture, the Purchase Agreement pursuant to which the Series E Bonds were sold or in any instrument or certificate furnished by the Company in compliance with this Indenture or the Purchase Agreement pursuant to which the Series E Bonds were sold is false or incorrect in any material respect on the date as of which made,

(6)           Default on Indebtedness – the Company fails to make any payment due on any indebtedness for borrowed money (including, without limitation, Bonds of any other series) in an amount aggregating in excess of $1,000,000, or any event shall occur or any conditions shall exist in respect of any such indebtedness of the Company, or under any agreement securing or relating to such indebtedness, the effect of which is (i) to cause (or permit any Holder of such indebtedness or a trustee to cause) such indebtedness, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date or dates of payment or (ii) to permit a trustee to elect a majority of the directors on the Board of Directors of the Company, and

(7)           Undischarged Final Judgments – a final judgment or judgments for the payment of money aggregating in excess of $100,000 is or are outstanding against the Company and any one of such judgments has been outstanding for more than thirty (30) days from the date of its entry and has not been discharged in full or stayed.”

8.             CONDEMNATION OF ENTIRE TRUST ESTATE.

The parenthetical phrase in lines 5 and 6 of Section 8.10 [Condemnation of Entire Trust Estate] of the Existing Indenture is hereby amended in its entirety to read as follows:

“(other than the Series B Bonds, which shall only be redeemable pursuant to Section 16.03 [Redemption], the Series D Bonds, which shall only be redeemable pursuant to Section 18.03 [Redemption]), and the Series E Bonds, which shall only be redeemable pursuant to Section 19.03 [Redemption]).”

9.             INCIDENTS OF SALE.

Section 9.05.A [Incidents of Sale] of the Existing Indenture is hereby amended to read, in its entirety, as follows:

“A.  the principal, the Make Whole Amount, the Make Whole Surcharge or other premium, if any, and accrued interest on all Outstanding Secured Bonds, if not previously due, shall at once become and be immediately due and payable,”

10.          NOTICE OF DEFAULTS.

Section 10.02.  [Notice of Defaults] of the Existing Indenture is hereby amended and restated to read in its entirety as follows:

“Within 90 days after the Trustee shall have actual knowledge of any Default hereunder, the Trustee shall transmit by mail to all Bondholders entitled to receive reports pursuant to Section 11.03.C [Reports by Trustee], if operative, and if Section 11.03.C is not operative, to all Registered Holders of Bonds as their names and addresses appear in the Bond Register, notice of such Default hereunder known to the Trustee, unless such Default shall have been cured or waived; PROVIDED, HOWEVER, that, except in the case of a Default in the payment of the principal of (or premium, if any) or interest on any Bond or in the payment of any sinking or purchase fund installment, and except for notice to the Holders of Series B Bonds, Series D Bonds, or Series E Bonds, which shall not be withheld in any event, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the Bondholders; PROVIDED, FURTHER, that in the case of any Default of the character specified in Section 9.01.A(3) [Events of Default], except as specified in the next succeeding provision, no such notice to Bondholders shall be given until at least 30 days after the occurrence thereof; and, PROVIDED, FURTHER, that in the case of any Default with respect to the Series B Bonds, Series D Bonds, or Series E Bonds, the Trustee shall give written notice thereof to the Holders of, respectively, Series B Bonds, Series D Bonds, or Series E Bonds, as their names and addresses appear in the Bond Register, promptly after the Trustee has actual knowledge of such Default.

11.          SUPPLEMENTAL INDENTURES WITH CONSENT OF BONDHOLDERS.

The proviso in lines 4 through 7 of the second to last paragraph of Section 13.02 [Supplemental Indentures with the Consent of Bondholders] of the Existing Indenture is hereby amended and restated in its entirety to read as follows:

“, PROVIDED, HOWEVER, that the Trustee shall not at any time make any such determination with respect to the Series B Bonds, Series D Bonds, or Series E Bonds, respectively, without the prior written consent of the Holders of a majority in principal amount of, respectively, the Series B Bonds, Series D Bonds, or Series E Bonds, as the case may be, Outstanding at such time.”

12.          EFFECTIVE DATE.

As used herein, the Effective Date of this Fifth Amendment shall be that date upon which an executed and acknowledged counterpart of this Fifth Amendment is recorded in the Offices of the County Recorders of Los Angeles and Orange Counties, California.

13.          INDENTURE IN EFFECT.

The Company and the Trustee agree and acknowledge that the Existing Indenture, as amended and supplemented by this Fifth Amendment, remains in full force and effect in accordance with its terms.

14.          COMPANY COVENANT TO PAY TRUSTEE FEES.

By its signature hereto, the Company covenants and agrees to pay the reasonable fees and costs of the Trustee incurred or charged in connection with the review and execution of this Fifth Amendment and all other instruments described in Recital D to this Fifth Amendment.

15.          COUNTERPARTS AND INCLUSIONS IN INDENTURE.

This Fifth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.  Upon recordation of this Fifth Amendment in the Offices of the County Recorders of Los Angeles and Orange Counties, California, this Fifth Amendment shall be and become a part of the Indenture and shall be construed as a part thereof.  By its signature hereto, the Trustee authorizes the Company to record executed and acknowledged counterparts of this Fifth Amendment in the Offices of the County Recorders of Los Angeles and Orange Counties, California.

16.          SEPARABILITY CLAUSE.

In case any provision in this Fifth Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, and of the other provisions of the Indenture, shall not in any way be affected or impaired thereby.

17.          GOVERNING LAW.

THIS FIFTH AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986, to be duly executed, with the Company’s corporate seal to be hereunto affixed and attested, all as of the day and year first above written.

SUBURBAN WATER SYSTEMS,
Mortgagor

By	/s/ Michael O. Quinn
Michael O. Quinn
President

By	/s/ John A. Brettl
John A. Brettl
Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
As Trustee,
Mortgagee

By	/s/ Julia Hommel
Authorized Officer